                                                                    Exhibit 23.2

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated April 24, 1998 appearing on page 38 of Tegal Corporation's Annual Report on
Form 10-K for the year ended March 31, 1998. We also consent to the incorporation by reference of our report on the Financial Statement Schedule which appears on page S-2 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ PricewaterhouseCoopers LLP


San Jose, California


September 23, 1998